UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2018

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Samuel Nussbaum, M.D. to Board of Directors

On May 9, 2018, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”) increased the size of the Board from seven directors to eight directors and appointed Dr. Samuel Nussbaum to fill the vacancy created by such increase. Dr. Nussbaum was appointed as a Class II director, with a term of office expiring at the Company’s 2019 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Dr. Nussbaum, age 69, currently serves as a Strategic Consultant to EBG Advisors, consulting arm for Epstein Becker and Green, where he advises life science companies, health care systems and provider organizations. He also serves as a Senior Advisor to Sandbox Industries, a health care venture fund and the Ontario Teachers’ Pension Plan. From 2000 until 2016, Dr. Nussbaum served as Executive Vice President, Clinical Health Policy, and Chief Medical Officer for Anthem. In that role, he was the key spokesperson and policy advocate and oversaw clinical strategy and corporate medical and pharmacy policy. Prior to joining Anthem, Dr. Nussbaum served as executive vice president, Medical Affairs and System Integration of BJC Health Care. Dr. Nussbaum had a 20-year academic career at Massachusetts General Hospital and Harvard Medical School where he led the Clinical Endocrine Group Practice.

Dr. Nussbaum received his B.A. from New York University and his M.D. from Mount Sinai School of Medicine. He trained in internal medicine at Stanford University and Massachusetts General Hospital and in endocrinology at Harvard Medical School and Massachusetts General Hospital. Dr. Nussbaum is a Professor of Clinical Medicine at Washington University School of Medicine, an adjunct professor at the Olin School of Business, Washington University and a Senior Fellow at the USC Schaeffer Center for Health Policy and Economics. Dr. Nussbaum was selected as a director because of his significant experience and background in the health care policy industry.

As a non-employee director, Dr. Nussbaum will receive compensation in accordance with the Company’s director compensation policy, which is described under the heading “Non-Employee Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 13, 2018. Pursuant to this policy, upon appointment to the Board, Dr. Nussbaum will receive an annual cash retainer in the amount of $45,000 and an option under the Company’s 2014 Equity Incentive Award Plan to purchase 40,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of the grant. The option will vest and become exercisable in substantially equal monthly installments over three years, subject to Dr. Nussbaum’s continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Dr. Nussbaum, which will require the Company to indemnify Dr. Nussbaum against certain liabilities that may arise as result of his status or service as a director. The description of Dr. Nussbaum’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Dr. Nussbaum, and any other person pursuant to which Dr. Nussbaum was appointed as a member of the Board. There have been no transactions in which Dr. Nussbaum has an interest that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

99.1	Press release dated May 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2018	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer